Exhibit 99.2

CONTACT:	Robert Gross
President and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
EVP of Finance and Chief Financial Officer
(585) 647-6400

Investor Relations:
Leigh Parrish/Caren Barbara
FD
(212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. ANNOUNCES INTENDED THREE-FOR-TWO STOCK
SPLIT AND QUARTERLY DIVIDEND INCREASE OF 29%
     ROCHESTER, N.Y. — May 22, 2007 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that its Board of Directors intends to declare a three-for-two stock split of the Company’s common stock to be effected in the form of a 50% stock dividend. The stock split is subject to shareholder approval of an increase in the number of authorized common shares from 20,000,000 to 45,000,000. The shareholder vote to increase the number of shares of authorized common stock will take place on August 7, 2007 at Monro’s regularly scheduled Annual Shareholders’ Meeting. Assuming shareholder approval of the increase in authorized common shares, the Board of Directors intends to declare the stock dividend immediately thereafter. Monro shareholders will then receive one additional common share for every two shares when the split is effectuated in September 2007.
     Separately, the Board of Directors has approved a 29% increase in the Company’s quarterly dividend to $.09 per share. The increased dividend rate will be effective commencing with the regular quarterly dividend payable on July 27, 2007 to shareholders of record as of July 17, 2007.
     “We are pleased that we are able to be strategic and flexible with our capital so that we may continue to maximize value for our shareholders,” said Robert G. Gross, President and Chief Executive Officer. “While we remain keenly focused on seeking and assessing attractively priced acquisition targets and organic growth opportunities, we evaluate our capital management options with the best interest of our shareholders in mind and, to that end, have increased our dividend by 29%.”
     In addition, the Company announced the repurchase of 118,400 shares of its common stock, for approximately $4.1 million, at the weighted average price of $34.78, during the period of March 5, 2007 through May 18, 2007. The repurchases were made under the program authorized by the Board of Directors in January 2007 which allows the Company to purchase up to $30 million of its common stock within a term of 12 months.
About Monro Muffler Brake
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, and Tread Quarters Discount Tires. The Company currently operates 695 stores and has 14 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware and Maine. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
     The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 2006.
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